Exhibit 99.1

News Release

1401 Harbor Bay Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008

RESULTS

ALAMEDA, CA – February 17, 2009 – Celera (NASDAQ:CRA) today reported net revenues of $47.3 million for the fourth quarter of calendar 2008 that ended December 27, 2008, compared to $40.3 million in the prior year quarter. For the fourth quarter of calendar 2008, Celera reported a net loss of $6.1 million, or $0.08 per share, compared to net income of $0.3 million, or $0.00 per share, for the prior year quarter. Results for both periods included items that affected the comparability of results. A breakdown of these items is listed in the reconciliation table below. These items increased the net loss for the fourth quarter of calendar 2008 by $8.2 million. Net income on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $2.1 million, or $0.03 per share, for the fourth quarter of calendar 2008 compared to $1.7 million, or $0.02 per share, for the prior year quarter.

In July, 2008, and as previously announced, Celera changed its fiscal year to align with the calendar year. When the Company reported its fiscal 2008 earnings for the year ended June 30, 2008, it provided a business outlook for the six months ended December 27, 2008, which is referred to here as the transition period. For the transition period, Celera reported net revenues of $93.1 million compared to $56.5 million for the prior year. Results for the prior year six-month period included revenues from Berkeley HeartLab, Inc., (BHL) and Atria Genetics, Inc., from the dates of their acquisition at the beginning of the fourth quarter of calendar 2007.

For the transition period, Celera reported a net loss of $13.1 million, or $0.16 per share, compared to net income of $1.0 million, or $0.01 per share, for the comparable period in the prior year. Results for both periods included items that affected the comparability of results. A breakdown of these items is listed in the reconciliation table below. These items increased the net loss for the transition period by $15.7 million. Net income on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $2.6 million, or $0.03 per share, for the transition period, compared to $2.4 million, or $0.03 per share, for the prior year period.

“The strong performance in the fourth quarter allowed us to exceed the goals that we laid out for the six-month transition period following our separation from Applera Corporation,” said Kathy Ordoñez, Chief Executive Officer of Celera. “Berkeley HeartLab is now initiating the marketing of StatinCheck, a cheek swab testing service for KIF6, in a pilot study.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic products are

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

commercialized through a distribution agreement with Abbott. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of certain intellectual property and from the sale of Celera’s former small molecule and partnered proteomic programs.

•	Revenue by segment for the fourth quarter of calendar 2008 was as follows:

•

Lab Services revenue was $29.2 million compared to $21.2 million in the prior year quarter, primarily due to increased test volumes processed by the laboratory and a contribution from KIF6 sales following the launch of the blood-based test service by BHL in July 2008;

•

Products revenue was $11.2 million compared to $9.5 million in the prior year quarter. The growth in revenues for the fourth quarter of calendar 2008 was primarily from sales of certain Celera-manufactured products, and royalties from sales of RealTime™ viral load assays used on the m2000™ system from Abbott; and

•

Corporate revenue was $6.9 million compared to $9.6 million in the prior year quarter. The reduction in revenue in the fourth quarter of calendar 2008 was due primarily to lower royalty and service revenues.

•

SG&A expenses for the fourth quarter of calendar 2008 were $27.0 million compared to $20.1 million in the prior year quarter; $3.7 million of this increase was due to an increased allowance for bad debt at BHL. Additional contributions to this increase in SG&A were from Corporate infrastructure build-out and transition activities related to Celera’s separation from Applera Corporation (now Life Technologies, Inc.), and costs associated with the expansion of sales efforts at BHL.

•

R&D expenses for the fourth quarter of calendar 2008 were $7.6 million, compared to $10.6 million in the prior year quarter, as a result of the completion of certain discovery research and development projects and associated lower employee-related costs in the Corporate and Products segments, and the restructuring of the strategic alliance with Abbott.

•

As previously disclosed, Celera’s revised agreements with Abbott provide that Abbott repay Celera’s working capital investment in the former alliance. The repayment is to be made according to a specified schedule between 2013 and 2015. As a result of the fixed repayment terms, Celera recorded non-cash interest expense of $6.0 million to reduce the receivable to its present value of $24.8 million. This discount will be amortized as non-cash interest income over the scheduled repayment period.

•	The tax benefit of $1.2 million in the fourth quarter of calendar 2008 relates primarily to a reduction in state deferred tax liabilities and R&D tax credits.

•

At December 27, 2008, Celera’s cash and short-term investments were approximately $316 million, compared to approximately $317 million at September 27, 2008. At December 27, 2008, Celera’s net accounts receivable were approximately $47.7 million, compared to approximately $44.6 million at September 27, 2008.

Business and Scientific Developments

•

Celera expects to close its Rockville, MD facility by the end of the third quarter of 2009. This facility has historically housed the majority of Celera’s proteomic research, and there will be a workforce reduction of approximately 20 positions as a result of this decision. This change reflects the substantial completion of the research phase of the proteomics projects at Rockville, with the diagnostic lung cancer program expected to be transferred to Celera’s Alameda facility for further advancement.

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

•

Following the successful launch of the blood-based KIF6 testing service, BHL developed a buccal swab version of the test and initiated commercialization activities to support order requests from physicians for this test.

•

In December, Celera and Abbott revised their strategic alliance, effective October 1, 2008. Under a new distribution agreement, Abbott will exclusively distribute certain molecular diagnostic products manufactured by Celera. Under a second agreement, Celera will receive royalties on the sale of m2000 reagents, instruments, service and related consumables, and Abbott will receive royalties on certain Celera genetic tests.

•	In December, Celera appointed Wayne Roe to its Board of Directors.

•	In December, Celera launched the AlleleSEQR Chimerism product, which is capable of differentiating and quantitating mixed DNA samples such as those present in bone marrow transplant recipients.

•

In November, Celera entered a pharmacogenomic agreement with Abbott to assess if genetic variants Celera has identified can predict how patients may respond to treatment for one of Abbott’s investigational compounds. The identification of treatment response markers may assist in further development of the drug.

•

In November, Celera published data from the Cardiovascular Health Study in the journal Stroke on gene variants associated with ischemic stroke. A key finding from this 14-year population-based study of older adults was that a variant in the ABCG2 gene was associated with a 46 percent increased risk for ischemic stroke in Caucasian and African American participants.

•

In October, Celera presented results on a seventh genetic study of the role of KIF6 in predicting risk for coronary heart disease and response to statin therapy at the 7th International Symposium on Multiple Risk factors in Cardiovascular Diseases held in Venice, Italy. In PROSPER, a PROspective Study of Pravastatin in the Elderly at Risk, among patients with prior vascular disease, carriers of the KIF6 risk variant received substantial and significant reduction of coronary events. No significant reduction of absolute risk was observed in noncarriers during pravastatin therapy. These results were consistent with the risk reduction in secondary coronary events previously published on younger KIF6 carriers in the CARE and PROVE IT-TIMI 22 studies.

Outlook for 2009

Celera anticipates that its 2009 financial performance could be affected by various factors, including uncertainty in the global economy and its potential impact on the healthcare system. Subject to the inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for fiscal year 2009:

•

Total revenues are anticipated to be $192 - $202 million and gross margin, as a percentage of revenue, is anticipated to be 66 - 70 percent. The number of samples tested at BHL in 2009 is expected to grow by more than 20 percent over 2008 levels.

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

This revenue guidance reflects BHL’s expectation that an increasing portion of its business will be under contract with third-party insurance payors. Celera believes that moving under contract with third-party payors should allow BHL to increase its test volumes and operate more efficiently with respect to billing and collections. However, such contracts generally provide for reduced pricing for BHL’s tests as compared to tests paid by non-contract payors. Revenues from contract payors are based on the contract rate and, in the case of Medicare, the published fee schedules. Revenues from non-contract payors are recorded net of allowances for differences between amounts billed and estimated receipts based on historical activity.

•	SG&A expenses are anticipated to be $102 - $112 million and R&D expenses are anticipated to be $30 - $36 million.

•

Celera expects to take pre-tax restructuring charges of approximately $1.8 million over the first three quarters of fiscal 2009 associated with the closure of its Rockville, MD facility. Approximately $1.4 million of these charges are expected to be cash outlays.

•

Celera anticipates mid-single digit EPS on a non-GAAP basis for 2009, and expects to be slightly below breakeven on a non-GAAP basis in the first quarter. Due to declining interest rates, interest income is expected to be lower than the prior year.

•

Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $10 million. The Company expects non-cash interest income of $0.9 million, which is excluded in the determination of non-GAAP earnings per share, associated with the accounting for the repayment of Celera’s investment in the Abbott alliance.

•

The total pre-tax impact of expense associated with equity awards under FAS 123R is expected to be approximately $5.3 million, which represents approximately $0.06 per share included in the determination of Celera’s non-GAAP EPS.

The comments in the “Outlook for 2009” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: present value discount charge associated with the revision of the Abbott strategic alliance agreement; restructuring and employee-related charges, including severance expenses; amortization and impairment of purchased intangible assets; and the tax effect of these items. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

Financial Information

The information provided in this release includes historical financial information for Celera Corporation for the three and six months ended December 31, 2007, which has been adjusted to show our results of operations as though we were a separate company. Prior to July 1, 2008, our results were attributable to the Celera Group of Applera Corporation (now Life Technologies, Inc.) and reported as a business segment of Applera Corporation.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Joel Jung, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (866) 543-6408, or (617) 213-8899 for international callers, and enter passcode 34414357 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on February 17 until March 3, 2009. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 78314114.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2009” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “will,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include, but are not limited to, the risks and uncertainties that: (1) we may not successfully integrate the business and workforce of BHL which has approximately doubled our workforce, and we may not successfully operate and grow this business as planned, among other reasons due to the fact BHL operates in the regulated clinical laboratory testing market, a new business area for us; (2) the sale of clinical laboratory testing services and diagnostic products is dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (3) the revenue generated from the sale of clinical laboratory testing services and diagnostic products is highly dependent on the amounts that these government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (4) the revenue generated from the sale of clinical laboratory testing services may be negatively impacted by participating in provider networks; (5) Medicare contracting reforms could change reimbursement rates for BHL’s services; (6) we may not be able to compete effectively or maintain the necessary intellectual property protections to compete effectively; (7) we may be unable to make the necessary changes or develop adequate internal controls to operate as an independent entity following the split-off from Applera Corporation, or may experience increased costs as a stand-alone entity following the split-off; (8) macroeconomic conditions may harm our business, including by slowing our collections and increasing our bad debt expense; (9) we are unable to comply with the extensive laws and regulations that are applicable to our lab services and products businesses or maintain the licenses required thereunder; (10) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval, and because it may make development of new Analyte Specific Reagent products more difficult; (11) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory to obtain regulatory clearance or approval before it can perform these tests and that may require other laboratories to obtain regulatory clearance or approval for these complex tests before they can perform clinical testing using our diagnostic products or based on intellectual property licensed from us; (12) ethical, legal, and social issues may decrease demand for our diagnostic products and clinical laboratory testing business; (13) our product candidates may never result in a commercialized product or satisfy applicable regulatory requirements; (14) clinical trials of our diagnostic product candidates may not be successful; (15) we are unable to keep our key employees or recruit the personnel needed to run our business; (16) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship, the relationships we have with other collaborators and licensees or enter into other arrangements to develop our products or business; (17) we are dependent on healthcare providers, laboratories and others to collect and process patient specimens and a single courier to deliver these specimens: (18) BHL’s marketing and sales strategies, including its buccal swab program, may be costly and may not be successful in gaining new accounts; and (19) our business may be harmed by disruptions to our critical manufacturing, laboratory and other facilities. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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Copyright© 2009. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (i)

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended			Six months ended
	December 27, 2008	December 31, 2007		December 27, 2008	December 31, 2007 (ii)
Net revenues	$47.3	$40.3		$93.1	$56.5
Cost of sales	12.9	11.3		27.5	14.5

Gross margin	34.4	29.0		65.6	42.0
Selling, general and administrative	27.0	20.1		52.2	28.2
Research and development	7.6	10.6		15.6	21.3
Amortization and impairment of purchased intangible assets	2.9	2.1		5.4	2.1
Employee-related charges, asset impairments and other	0.5	0.4		2.3	0.4

Operating loss	(3.6)	(4.2)		(9.9)	(10.0)
Loss on investments	—	—		3.2	—
Interest income	2.3	4.5		4.8	11.6
Interest expense	6.0	—		6.0	—
Other income (expense), net	—	0.2		—	(0.1)

(Loss) income before income taxes	(7.3)	0.5		(14.3)	1.5
Benefit (provision) for income taxes	1.2	(0.2)		1.2	(0.5)

Net (loss) income	$(6.1)	$0.3		$(13.1)	$1.0

Net (loss) income per share
Basic and diluted	$(0.08)	$0.00		$(0.16)	$0.01
Weighted average number of common shares
Basic	80,595,116	79,345,095	(iii)	80,829,672	79,212,870 (iii)
Diluted	80,595,116	80,953,512	(iii)	80,829,672	80,649,729 (iii)

(i)	Prior to July 1, 2008, Celera was a reportable segment of Applera Corporation (now Life Technologies, Inc.). The statements of operations for the three and six months ended December 31, 2007 were prepared on a combined basis and included in Applera's consolidating financial information. The statements of operations for the three and six months ended December 27, 2008 reflect the consolidated results of Celera Corporation following the completion of the split-off from Applera on July 1, 2008.

(ii)	Results for the six months ended December 31, 2007 reflect the acquisitions of BHL and Atria from the dates of their acquisition at the beginning of the fourth quarter of calendar 2007.

(iii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the three and six months ended December 31, 2007.

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended		Change
	December 27, 2008	December 31, 2007
Lab Services	$29.2	$21.2	38%
% of total revenues	62%	53%
Products	11.2	9.5	18%
% of total revenues	24%	23%
Corporate	6.9	9.6	(28%)
% of total revenues	14%	24%

Total revenue	$47.3	$40.3	17%

	Six months ended		Change
	December 27, 2008	December 31, 2007 (i)
Lab Services	$59.3	$21.2	180%
% of total revenues	64%	38%
Products	21.7	14.2	53%
% of total revenues	23%	25%
Corporate	12.1	21.1	(43%)
% of total revenues	13%	37%

Total revenue	$93.1	$56.5	65%

(i)	Results for the six months ended December 31, 2007 reflect the acquisitions of BHL and Atria from the dates of their acquisition at the beginning of the fourth quarter of calendar 2007.

CELERA CORPORATION REPORTS FOURTH QUARTER CALENDAR 2008 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	December 27, 2008	December 31, 2007	December 27, 2008	December 31, 2007 (i)
GAAP (loss) income before income taxes	$(7.3)	$0.5	$(14.3)	$1.5
Impairment of short-term investments	—	—	3.2	—
Amortization and impairment of purchased intangible assets	2.9	2.1	5.4	2.1
Employee-related charges	0.5	—	2.3	—
Restructuring charges	—	0.4	—	0.4
Interest expense	6.0	—	6.0	—

Non-GAAP income before income taxes	$2.1	$3.0	$2.6	$4.0

GAAP benefit (provision) for income taxes	$1.2	$(0.2)	$1.2	$(0.5)
Tax effect of the reconciling items above	(1.2)	(1.1)	(1.2)	(1.1)

Non-GAAP benefit (provision) for income taxes	$—	$(1.3)	$—	$(1.6)

GAAP net (loss) income	$(6.1)	$0.3	$(13.1)	$1.0

Non-GAAP net income	$2.1	$1.7	$2.6	$2.4

Diluted net (loss) income per share
GAAP	$(0.08)	$0.00	$(0.16)	$0.01
Non-GAAP	$0.03	$0.02	$0.03	$0.03
Weighted average number of common shares used to calculate
GAAP diluted net (loss) income per share	80,595,116 (ii)	80,953,512 (iii)	80,829,672 (ii)	80,649,729 (iii)
Non-GAAP diluted net income per share	80,914,091	80,953,512 (iii)	81,427,166	80,649,729 (iii)

(i)	Results for the six months ended December 31, 2007 reflect the acquisitions of BHL and Atria from the dates of their acquisition at the beginning of the fourth quarter of calendar 2007.

(ii)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.

(iii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the three and six months ended December 31, 2007.